Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

California BanCorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value per share	Rule 457(c) and Rule 457(h)	500,000(3)	$20.07	$10,035,000	0.00011020	$1,105.86

Total Offering Amounts					$10,035,000

Total Fee Offsets							—

Net Fee Due							$1,105.86

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Common Stock (the “Common Stock”) of California BanCorp (the “Registrant”) that may be offered or issued under the Registrant’s California BanCorp Amended and Restated 2017 Equity Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on September 27, 2023.

(3)

Represents an additional 500,000 shares of Common Stock issuable under the Plan. The Registrant previously filed registration statements on Form S-8 (333-238979, 333-251181) with respect to shares issuable under prior versions of the Plan.